As filed with the Securities and Exchange Commission on February 15, 2022

Registration Statement File No. 333-236468

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAE INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-3173473
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7799 Leesburg Pike, Suite 300 North

Falls Church, Virginia 22043

(703) 717-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul W. Cobb, Jr.

Executive Vice President, General Counsel & Secretary

PAE Incorporated

7799 Leesburg Pike, Suite 300 North

Falls Church, Virginia 22043

(703) 717-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Sean M. Donahue

Goodwin Procter LLP

1900 N Street NW

Washington, DC 20036

(202) 346-4207

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement of PAE Incorporated, a Delaware corporation (the “Company”), on Form S-3 (Registration No. 333-236468), filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2020, which was amended on Form S-1 on April 3, 2020, and further amended by post-effective amendment on Form S-3 on March 16, 2021, and an amendment to the post-effective amendment on Form S-3 on May 7, 2021 (as amended, the “Registration Statement”). The Registration Statement was initially declared effective by the SEC on April 23, 2020, and relates to the issuance by the Company of up to: (i) 6,666,666 shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of 6,666,666 warrants issued in a private placement in connection with the Company’s initial public offering, at an exercise price of $11.50 per share of Class A Common Stock (the “Private Placement Warrants”), and (ii) 13,333,333 shares of Class A Common Stock issuable upon the exercise of 13,333,333 warrants issued in connection with the Company’s initial public offering, at an exercise price of $11.50 per share of Class A Common Stock. The Registration Statement also relates to the resale from time to time by the selling holders named in the prospectus that forms a part of the Registration Statement of up to 6,666,666 Private Placement Warrants and 62,707,533 shares of Class A Common Stock.

On February 15, 2022, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 25, 2021, by and among the Company, Amentum Government Services Holdings LLC, a Delaware limited liability company (“Parent”), and Pinnacle Virginia Merger Sub Inc., a Delaware corporation (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company surviving such merger as an indirect wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger and the other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any and all of its securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Falls Church, Virginia, on February 15, 2022.

PAE Incorporated

By:	/s/ Charles D. Peiffer
Name:	Charles D. Peiffer
Title:	Interim President & Chief Executive Officer, Executive Vice President & Chief Financial Officer